Exhibit 99.1

For Immediate Release: November 14, 2012

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Net Lease REIT Acquires Two Midwest Properties for

$32.6 Million: Northrop Grumman and Zeller Plastik

El Segundo, Calif. (November 14, 2012) – Griffin Capital Corporation (“Griffin Capital”), on behalf of Griffin Capital Net Lease REIT, Inc. (the “Net Lease REIT”), announced today the acquisition of two properties: a build-to-suit office property leased to Northrop Grumman Systems Corporation (“Northrop”) and located in Beavercreek, Ohio (approximately 6 miles east of Dayton), for $17.0 million, and the North American Corporate Headquarters of Zeller Plastik USA, located in Libertyville, Illinois (approximately 35 miles northwest of Chicago), for $15.6 million.

The Northrop property is a recently-constructed three-story, Class A office building leased to Northrop, a wholly-owned, investment grade-rated subsidiary of Northrop Grumman Corporation (NYSE: NOC); the parent is ranked #72 on the Fortune 500 list with reported revenue in 2011 of over $26 billion. Northrop is a leading global security company providing innovative systems, products, and solutions to government and commercial customers worldwide. Northrop consolidated three existing facilities into the property in order to drive efficiency in both operations and expenses.

The Northrop property is located immediately adjacent to Wright-Patterson Air Force Base, the largest Air Force Base in the United States and the largest single-site employer in the state of Ohio, with more than 27,000 employees. The Net Lease REIT’s purchase price of $17.0 million (approximately $171 per square foot) represents an 8.88% initial capitalization rate1, which management believes is accretive to the Net Lease REIT.

The Zeller Plastik property is a 194,000 square foot single-story manufacturing and warehouse facility leased to Zeller Plastik USA (“Zeller”), one of the world’s leading producers of plastic closures and packaging components for food, beauty and beverage products. Representative clients of Zeller include SC Johnson & Company, Clorox, Unilever, Proctor & Gamble and Pepsico.

The Zeller property serves as Zeller’s North American corporate headquarters and principal domestic production facility and includes extensive above-standard improvements and infrastructure such as injection mold presses, assembly equipment and high-capacity cranes. The manufacturing operations run continuously, with operations ceasing only for scheduled maintenance. The Zeller property is located in the Lincoln Commerce Center business park in Libertyville, within close proximity to Interstate 94. Zeller has been in Libertyville since 1983, has occupied the property since its original construction in 1992, and completed an approximately 113,000 square foot expansion of the property in 2003 to accommodate general business growth and an expanded food-grade product line.

The Net Lease REIT’s purchase price of $15.6 million represents an 8.11% initial capitalization rate1 on in-place rents and equates to $81 per square foot, which management believes is accretive to the Net Lease REIT.

Don Pescara, the Net Lease REIT’s Managing Director, Acquisitions stated, “These are two excellent additions to the Net Lease REIT’s portfolio. Each possesses the key attributes we seek, including an institutional-quality building, a tenant with strong credit characteristics occupying the entire property under a long term, non-cancellable triple net lease, and improvements and investments within the building that make it, in our assessment, critical to the ongoing business operations of the tenant.”

David Rupert, President of the Net Lease REIT, added, “We like to buy properties in the Midwest due to the broadly diversified economy, strong manufacturing base and distribution warehouse infrastructure, but what really attracted us to these two opportunities is the strength of the tenants and how essential the properties are to each tenant’s businesses.”

[1]

The estimated going-in capitalization rate is determined by dividing the projected net rental payment for the first fiscal year the Net Lease REIT owns the property by the acquisition price (exclusive of closing and offering costs). Generally, pursuant to each lease, if the tenant is directly responsible for the payment of all property operating expenses, insurance and taxes, the net rental payment by the tenant to the landlord is equivalent to the base rental payment. The projected net rental payment includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

About Griffin Capital Net Lease REIT and Griffin Capital Corporation

Griffin Capital Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes thirteen office and industrial distribution properties totaling approximately 3.1 million rentable square feet and total capitalization in excess of $326 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 12.2 million square feet of space, located in 27 states and representing approximately $2.0 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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